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                                                                  Exhibit 1.1(C)

                    Everen Unit Investment Trusts Series 38

                                TRUST AGREEMENT

     This Trust Agreement dated as of October 5, 1995 between Everen Unit Investment Trusts, a service of Everen Securities, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Kemper Defined Funds Series 13 and Subsequent Series (Tax-Exempt Portfolios), Standard Terms and Conditions of Trust, Effective February 17, 1994" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.

                               WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    Part I

                    STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in this instrument.

                                    Part II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

          (a) The interest-bearing tax-exempt obligations listed in the Schedules hereto have been deposited in trust under this Trust Agreement as indicated in the Trust named on the attached Schedules.

          (b) For the purposes of the definitions of the terms "Depositor" and "Evaluator" in Article I, it is hereby specified that such term shall mean Everen Unit Investment Trusts, a service of Everen Securities, Inc. or its successors or any successor Depositor appointed.
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          (c) For the purposes of the definition of the term "Unit" in Article
     I, it is hereby specified that the fractional undivided interest in and ownership of the Trust is the amount set forth in the section captioned "Essential Information" in the final Prospectus of the Trust (the "Prospectus") contained in Amendment No. 1 to the Trust's Registration Statement (Registration No. 33-62735) as filed with the Securities and Exchange Commission on October 5, 1995.

          (d) For purposes of the definition of the term "Fund" in Article I, it is hereby specified that such term shall mean the term "Trust" as defined on page 6 of the Prospectus.

          (e) For purposes of the definition of the term "Trust Fund" in Article I, it is hereby specified that such term specifically shall include Insured California Series 21 (the "Insured State Trust").

          (f) The term "Record Date" shall mean the "Record Dates" set forth under "Unitholders - Distributions to Unitholders" of the Prospectus.

          (g) The terms "Interest Distribution Date" and "Principal Distribution Date" shall mean the "Interest Distribution Dates" and "Principal Distribution Dates" set forth under "Unitholders - Distributions to Unitholders" in the Prospectus.

          (h) The number of Units of the Trust referred to in Section 2.01 is as set forth in the section captioned "Essential Information" in the Prospectus.

          (i) As contemplated by the last paragraph of Section 3.04, an initial distribution for the Trust will be made on the Distribution Date and in the amount set forth in the section captioned "Unitholders - Distributions to Unitholders" in the Prospectus to all holders of record on the Record Date set forth thereunder, regardless of the payment option selected. Thereafter, the amounts distributed shall be calculated in the manner set forth in Section 3.04. Notwithstanding anything to the contrary in Section 3.04, Unitholders may not elect to receive distributions on a quarterly or semiannual basis.

          (j) For the purposes of Section 4.03, the Evaluator shall receive for evaluation of the Bonds in the Trust a fee, payable monthly, calculated on the basis of an annual rate of $.30 per $1,000 principal amount of Bonds, based upon the largest aggregate principal amount of Bonds in the Trust at any time during such monthly period.

          (k) For the purposes of Section 3.13, the Sponsor shall receive for portfolio surveillance services a fee, payable monthly, calculated on the basis of an annual rate of $.20 per $1,000 principal amount of Bonds, based upon the

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     largest aggregate principal amount of Bonds in the Trust at any time during such monthly period.

          (l) For the purposes of Section 8.01(g), the liquidation amount is hereby specified as the amount set forth under "Essential Information - Minimum Value of Trust under which Trust Agreement may be Terminated" in the Prospectus.

          (m) For the purposes of Section 8.05, with the exception of the first year, the compensation for the Trustee is hereby specified as the amount set forth under "Essential Information" in the Prospectus; however, in no event shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation. During the first year, the Trustee has agreed to lower its fee and to the extent necessary assume and pay out of its own funds expenses of the Trust by the amount set forth under "Essential Information" in the Prospectus. Notwithstanding anything to the contrary in Section 8.05, the Trustee's fee may be periodically adjusted in response to fluctuations in short-term interest rates (reflecting the cost to the Trustee of advancing funds to the Trust to meet scheduled distributions).

          (n) Any monies held to purchase "when-issued" bonds will be held in non-interest bearing accounts.

          (o) The term "First Settlement Date" shall mean the "First Settlement Date" as set forth under the section captioned "Essential Information" in the Prospectus.

          (p) The fourth sentence of Section 8.06(a) is hereby deleted and replaced with the following:

          "The Depositor may at any time remove the Trustee, with or without cause, and appoint a successor trustee having qualifications and at a rate of compensation satisfactory to the Depositor."

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     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed.

                                      EVEREN UNIT INVESTMENT TRUSTS
                                       a service of Everen Securities, Inc.,
                                        Depositor


                                      By          Robert K. Burke
                                         ----------------------------------
                                               Senior Vice President



                                      INVESTORS FIDUCIARY TRUST
                                        COMPANY, Trustee


                                      By            Ron Puett
                                         -----------------------------------
                                                Operations Officer
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                                  SCHEDULE A

                           Bonds Initially Deposited
                    Everen Unit Investment Trusts Series 38
                        (Insured California Series 21)

     (Note: Incorporated herein and made a part hereof is the "The Tax-Exempt Portfolio Series - Portfolio" as set forth in the Prospectus.)